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                                                                 Exhibit (a)(10)

CONTACTS:
         Abernathy MacGregor Frank
         Patricia Sturms/Joele Frank
         (212) 371-5999

         WHX CORPORATION ANNOUNCES EXTENSION OF TENDER OFFER FOR GLOBAL
              INDUSTRIAL TECHNOLOGIES, INC. TO FEBRUARY 16, 1999

         New York-February 1, 1999--WHX Corporation (NYSE: WHX) announced today that its cash tender offer for any and all outstanding shares (other than the 2,173,800 shares currently owned by WHX) of Global Industrial Technologies, Inc. (NYSE: GIX ) at $10.50 per share will be extended until 5:00 p.m., New York City time, on February 16, 1999. The depositary for the tender offer, Harris Trust and Savings Bank, has advised WHX that 4,473,736 shares (representing approximately 20%of the total shares outstanding) of Global had been tendered and not withdrawn as of the close of business on January 29, 1999.

         The tender offer remains subject to, among other things, the Rights Condition, the Supermajority Condition, the Business Combination Condition and the Defensive Action Condition, all as described in the Offer to Purchase previously mailed to Global stockholders.

         WHX is a holding company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized basis. WHX's primary businesses currently are Handy & Harman ("H&H"), a diversified manufacturing company whose strategic business segments encompass, among others, specialty wire and tubing, and precious metals plating, stamping and fabrication, and Wheeling-Pittsburgh Steel Corporation ("WPSC"), a vertically integrated manufacturer of value-added and flat rolled steel products. WHX's other businesses include Unimast Incorporated ("Unimast"), a leading manufacturer of steel framing and other products for commercial and residential construction and WHX Entertainment Corp., a co-owner of a racetrack and video lottery facility located in Wheeling, West Virginia.

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